Exhibit 10.3

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

MOUNTAIN STATE BEHAVIORAL HEALTH SERVICES, LLC

as Seller,

and

HHC RIVER PARK, INC.

as Purchaser

Dated as of June 9, 2005

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2.25	Restricted Grant and Loan Programs	27
2.26	Experimental Procedures	28
2.27	Medical Staff; Physician Relations	28
2.28	Solvency	28
2.29	No Brokers or Finders	28
2.30	Improper Payments	28
2.31	No Misrepresentations	28
2.32	No Other Representations or Warranties	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		29
3.1	Authority	29
3.2	Authorization/Execution	29
3.3	Organization and Good Standing; No Violation	29
3.4	Legal Proceedings	30
3.5	Solvency	30
3.6	No Conflicts; Consents	30
3.7	Availability of Funds; Performance of Obligations	30
3.8	Brokers and Finders	30

ARTICLE 4 COVENANTS OF SELLER		30
4.1	Access and Information; Inspection Period, Preparation of Exhibits and Schedules	30
4.2	Conduct of Business	31
4.3	Negative Covenants	32
4.4	Consents	32
4.5	Additional Financial Information	33
4.6	No-Shop	33
4.7	Seller’s Efforts to Close	33
4.8	Title Matters	33
4.9	Updating of Disclosure Schedules	34

ARTICLE 5 COVENANTS OF PURCHASER		35
5.1	Purchaser’s Efforts to Close	35
5.2	Required Governmental Approvals	35
5.3	Excluded Assets	35
5.4	Confidentiality	36
5.5	Enforceability	36
5.6	Waiver of Bulk Sales Law Compliance	36

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		37
6.1	Accuracy of Representations and Warranties and Compliance with Obligations	37
6.2	Signing and Delivery of Instruments	37
6.3	Unfavorable Action or Proceeding	37
6.4	Governmental Authorizations	37

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		37
7.1	Accuracy of Representations and Warranties and Compliance with Obligations	37
7.2	Governmental Authorizations	38

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7.3	Signing and Delivery of Instruments	38
7.4	Unfavorable Action or Proceeding	38
7.5	Title Insurance Policy	38
7.6	Survey	38
7.7	No Material Adverse Change	38
7.8	Required Consents	38
7.9	Disclosure Schedules	38
7.10	S & P Lease	39
7.11	PMG Stock Purchase Agreement	39

ARTICLE 8 TERMINATION		39
8.1	Termination	39
8.2	Termination Consequences	40

ARTICLE 9 POST-CLOSING MATTERS		40
9.1	Excluded Assets and Excluded Liabilities	40
9.2	Preservation and Access to Records After the Closing	40
9.3	Provision of Benefits of Certain Contracts	41
9.4	Employee Matters	42
9.5	Misdirected Payments, Etc	43
9.6	Termination Cost Reports	43
9.7	Certain Employee Matters	43
9.8	Post-Closing Operations of the Hospital	43

ARTICLE 10 SURVIVAL AND INDEMNIFICATION		44
10.1	Survival	44
10.2	Indemnification of Purchaser by Seller	44
10.3	Indemnification of Seller by Purchaser	45
10.4	Method of Asserting Claims	46
10.5	Right of Offset	49
10.6	Exclusive Remedy	49

ARTICLE 11 TAX AND COST REPORT MATTERS		49
11.1	Tax Matters; Allocation of Purchase Price	49
11.2	Cost Report Matters	50

ARTICLE 12 MISCELLANEOUS PROVISIONS		50
12.1	Entire Agreement	50
12.2	Further Assurances and Cooperation	50
12.3	Successors and Assigns	51
12.4	Governing Law	51
12.5	Amendments	51
12.6	Notices	51
12.7	Headings	52
12.8	Confidentiality and Publicity	52
12.9	Third Party Beneficiary	53
12.10	Expenses and Attorneys’ Fees	53
12.11	No Waiver	53
12.12	Severability	53
12.13	Counterparts	53

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
A	General Assignment, Bill of Sale and Assumption of Liabilities

B	General Warranty Deed

C	Real Estate Lease Assignment

D	Post-Closing Escrow Agreement

E	Power of Attorney

F	Guaranty & Suretyship

G	S & P Properties Lease

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LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.2(a)	Owned Real Property
1.2(b)	Leased Real Property
1.2(c)	Personal Property
1.2(d)	Seller Licenses and Permits
1.2(e)	Leases
1.2(f)	Contracts
1.3(c)	Excluded Contracts
1.3(k)	Other Excluded Assets
1.4(g)	Other Assumed Obligations
1.8(j)	Required Consents
1.13	EBITDA of the Hospital
2.3(c)	Seller Consents/Conflicts
2.4	Financial Statement Matters
2.5	Tax Matters
2.6	Material Contracts
2.7(a)	Conditions of Tangible Property
2.7(d)	Required Consents for Lease Assignment
2.8	Intangible Property
2.9	Litigation
2.11	Insurance/Claims
2.12	Employees
2.13	Employee Plans
2.14	Affiliate Transactions
2.15	Intercompany Transactions
2.18	Payor Contracts
2.20	Environmental Matters
2.21	Powers of Attorney
2.22	Medicare/Medicare Compliance
2.27	Medical Staff Matters
3.6	Purchaser Conflicts/Consents
4.8	Ground Leases Requiring Title Policy
10.2(a)	Certain Indemnification Matters
11.1(b)	Allocation of Purchase Price

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TABLE OF DEFINED TERMS

Term	Page
Acceleration Event	Schedule 1.13
Accounting Firm	11
Affiliate	2
Agency Settlements	50
Aggregate Damage	13
Agreement	1
Articles	1
Assets	2
Assumed Obligations	5
Barboursville School	1
Bill of Sale	7
Claim Notice	47
Closing	7
Closing Date	7
Closing Purchase Price Payment	6
COBRA Coverage	44
Code	17
Commonly Controlled Entity	22
Confidential Information	36
Contract Consents	8
Contracts	3
Control	2
Damages	44
Disclosure Schedules	2
Document Retention Period	40
DHHR	25
Earn-Out Period	Schedule 1.13
EBITDA of the Hospital	12
Effective Time	7
Environmental Laws	24
ERISA	22
Escrow Agent	7
Escrow Agreement	7
Escrow Deposit	11
Escrow Funds	11
ESL	5
Estimated Net Assets	10
Excluded Assets	4
Excluded Contracts	3
Excluded Liabilities	5
Execution Date	1

First Variable Payment Date	11
GAAP	23
General Warranty Deed	7
Government Programs	26
Governmental Approvals	8
HIPAA	28
Hired Employees	42
Hospital	1
Hospital Historical GAAP	10
Hospital Provider Numbers	4
Indemnified Party	46
Indemnifying Party	47
Indemnity Notice	48
Independent Consultant	13
Individually Identifiable Health Information	36
Intangible Property	20
Interim Balance Sheet Date	16
Inventory	3
JCAHO	25
Knowledge of Purchaser	2
Knowledge of Seller	2
Leased Real Property	3
Leasehold Title Policy	33
Leases	3
Licenses	3
Material Adverse Change	2
Material Adverse Effect	2
Material Contract	18
Net Asset Payment	10
Net Assets	10
Notice Period	47
Objections	34
Original Closing Date	13
Owned Real Property	3
Owner’s Title Policy	33
Parent Guaranty	9
Parties	1
Party	1
Permitted Encumbrances	19
Person	2
Personal Property	3
Plan	22
PMG Stock Purchase Agreement	8
Power of Attorney	8
Prepaids	3
Purchase Price	6

Purchaser	1
Real Estate Lease Assignments	7
Real Property	13
Relevant Claim	45
Second Variable Payment Date	12
Sections	1
Seller	1
Seller Cost Reports	43
Seller Tax Claims	45
Submittal Date	14
Subsidiaries	16
Subsidiary	16
Superseded Agreements	51
Survey	34
Tax	16
Taxes	16
Third Party Claim	47
Title Commitment	33
Title Company	34
Title Instruments	34
Title Notice	34
Title Policy	34
Variable Payment A	11
Variable Payment B	12
WARN Act	23
Year 1 EBITDA Target	11
Year 2 EBITDA Target	12

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of June, 2005 (the “Execution Date”) by and between MOUNTAIN STATE BEHAVIORAL HEALTH SERVICES, LLC, a West Virginia limited liability company (“Seller”), and HHC RIVER PARK, INC., a West Virginia corporation (“Purchaser”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

R E C I T A L S:

A. Seller owns and operates a 165 bed acute psychiatric hospital located at 1230 6th Avenue, Huntington, West Virginia 25701 (the “Hospital”), and Seller also operates and manages a state-owned psychiatric residential treatment facility located at 1525 Martha Road, Barboursville, West Virginia 25504 (“Barboursville School”); and

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the assets owned by Seller used in connection with the operation of the Hospital, other than certain excluded assets, for the consideration and upon the terms and conditions contained in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF ASSETS;

CONSIDERATION; CLOSING

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP.

(c) All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

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(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation”, except as stated otherwise herein.

(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

(g) “Disclosure Schedules” shall mean the schedules attached to and constituting a part of this Agreement.

(h) “Knowledge of Purchaser,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Donald Thayer, Peter Kavanaugh, Dave White, Tony Vadella, David Meyercord or Matt Lisagor after reasonable inquiry of employees or agents of Purchaser that were involved in its due diligence review of Seller and the Hospital.

(i) “Knowledge of Seller,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Scott C. Stamm or Patrick D. Burrows after reasonable inquiry of senior employees of the Hospital responsible for the relevant matters.

(j) “Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Seller or the Hospital, shall mean any material adverse change in or effect on the Hospital taken as a whole or the Assets taken as a whole, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

(k) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

1.2 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all right, title and interest in and to all assets and properties of Seller, as such assets and properties shall exist on the Closing Date, that are utilized in any respect in connection with the operation of the Hospital, other than the Excluded Assets (collectively, the “Assets”), such transfer being deemed to be effective at the Effective Time, including the following:

(a) all of the real property that is owned by Seller and used with respect to the operation of the Hospital which is described in Schedule 1.2(a) (such description to include a

ASSET PURCHASE AGREEMENT – Page 2

legal description and address), together with all buildings, improvements and fixtures located thereupon and all construction in progress thereon (collectively, the “Owned Real Property”);

(b) all of the real property that is leased by Seller and used with respect to the operation of the Hospital, which is described in Schedule 1.2(b) (the land described therein being referred to herein as the “Leased Real Property”);

(c) all of the tangible personal property owned by Seller with respect to the operation of the Hospital, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements, including the items listed in Schedule 1.2(c) (the “Personal Property”);

(d) all of Seller’s rights, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to Seller with respect to the operation of the Hospital which are listed in Schedule 1.2(d) (the “Licenses”);

(e) all of Seller’s interest, to the extent assignable or transferable, in and to all real property leases and personal property leases with respect to the operation of the Hospital which are listed in Schedule 1.2(e), other than the Lease Agreement dated as of October 31, 2000 between Seller and S&P Properties, LLC which is listed on Schedule 1.3(c) (collectively, the “Leases”);

(f) all of Seller’s interest, to the extent assignable or transferable, in and to all contracts and agreements relating to the operation of the Hospital which are listed in Schedule 1.2(f) and all contracts and agreements relating to the operation of the Hospital executed after the date hereof which Purchaser has assumed (the “Contracts”); provided, however, the term “Contracts” as used in this Agreement shall exclude all other contracts and agreements relating to the Hospital, including contracts listed in Schedule 1.3(c) (the “Excluded Contracts”);

(g) all advance payments, prepayments, prepaid expenses, deposits which exist as of the Closing Date and do not constitute Excluded Assets under Section 1.3(e) hereof (the “Prepaids”);

(h) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located or held for use at the Hospital (the “Inventory”);

(i) all documents, records, policy and procedure manuals, compliance programs, staff bylaws, operating manuals, files and computer software owned or used by Seller with respect to the operation of the Hospital, including all patient records, medical records, employee records, financial records with respect to the operation of the Hospital, equipment records, construction plans and specifications, and medical and administrative libraries;

(j) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

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(k) all goodwill and other intangible assets used or useful in connection with the business of the Hospital;

(l) the name, symbols, telephone numbers, facsimile numbers, domain names, trademarks, trade names, service marks and copyrights used with respect to the operation of the Hospital, including the name “River Park Hospital,” all variants thereof and all common law trademark rights associated therewith;

(m) all of Seller’s rights with respect to its Medicare, Medicaid and other third-party provider numbers (the “Hospital Provider Numbers”) accruing after the Effective Time; and

(n) any other assets of Seller used in the operation of the Hospital (which are not otherwise specifically described above in this Section 1.2);

provided, however, that the Assets shall not include the Excluded Assets as defined in Section 1.3 below.

1.3 Excluded Assets. Seller shall retain the following assets, whether owned directly or indirectly by Seller (or any of Seller’s Affiliates) (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b) all accounts, notes, interest and other receivables of Seller, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, including cost report receivables due and owing from any Government Programs that settle on a cost report basis or otherwise, arising from the rendering of services by Seller, whether billed or unbilled, recorded or unrecorded, and any rights of Seller to settlement and retroactive adjustments, if any, for all cost reporting periods ending on or before the Closing Date (whether open or closed) arising from any Government Programs that settle on a cost report basis, and any disproportionate share payments or enhanced payments from any Government Program;

(c) the Excluded Contracts, including those listed in Schedule 1.3(c) and all of Seller’s rights and interests thereunder;

(d) all Seller records relating to the Excluded Assets and Excluded Liabilities to the extent that Purchaser does not need the same in connection with the ongoing activities of the Hospital, the Assets, or the Assumed Obligations, as well as all records which by law Seller is required to maintain in its possession;

(e) any reserves or prepaid expenses to the extent related to Excluded Assets and Excluded Liabilities;

(f) all rights of Seller under or pursuant to this Agreement and related documents;

(g) all of Seller’s limited liability company minute and other record books;

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(h) all rights of Seller under any insurance policies maintained by Seller, except as otherwise provided in Section 1.14 hereof;

(i) all claims, rights, causes of action and choses in action relating to Excluded Liabilities or Excluded Assets;

(j) all rights of Seller to the name “Mountain State Behavioral Health Services, LLC” and all abbreviations and variations thereof and all service marks, symbols and logos related thereto; and

(k) any other assets of Seller identified in Schedule 1.3(k).

1.4 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge and perform on and after the Effective Time, only the following liabilities and obligations of Seller (collectively, the “Assumed Obligations”):

(a) the Contracts, but only to the extent of the obligations either arising thereunder with respect to events or periods after the Effective Time or included in the calculation of Net Assets;

(b) the Leases but only to the extent of the obligations either arising thereunder with respect to events or periods after the Effective Time or included in the calculation of Net Assets;

(c) obligations and liabilities as of the Closing Date in respect of accrued, paid time off and extended sick leave (“ESL”) attributable to Hired Employees, and related taxes;

(d) the sponsorship of the River Park Hospital 401(k) and Profit Sharing Plan maintained by Seller, and all obligations arising after the Effective Time thereunder;

(e) all obligations and liabilities with respect to the Hospital Provider Numbers arising after the Effective Time, but excluding any liabilities excluded from the Assumed Obligations pursuant to Section 1.5(f);

(f) any obligations regarding the use, ownership or operation of the Hospital or the Assets after the Effective Time (without regard to whether such use, ownership or operation is consistent with Seller’s policies, procedures and/or practices prior to the Effective Time), other than as specifically included in the Excluded Liabilities; and

(g) any other obligations and liabilities identified in Schedule 1.4(g), but only to the extent included in the calculation of “Net Assets.”

1.5 Excluded Liabilities. Purchaser shall not assume or become responsible for any of Seller’s duties, obligations or liabilities that are not expressly assumed by Purchaser pursuant to the terms of this Agreement or the Bill of Sale (the “Excluded Liabilities”), and Seller shall remain fully and solely responsible for all Excluded Liabilities. The Excluded Liabilities shall include:

(a) any liabilities of Seller with respect to the operation of the Hospital incurred prior to the Effective Time which are not otherwise specifically included in the Assumed Obligations;

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(b) all liabilities of Seller arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation by Seller of the Hospital or any of the Assets prior to the Effective Time, other than as specifically included in the Assumed Obligations;

(c) all obligations and liabilities of Seller to Seller’s employees, including salary, wages and benefits accrued through the Effective Time, except to the extent assumed in Sections 1.4(c) and 1.4(d);

(d) all liabilities of Seller in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

(e) all liabilities of Seller for matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans other than as specifically included in the Assumed Obligations;

(f) all liabilities of Seller relating to Seller Cost Reports with respect to periods ending prior to the Effective Time and all liabilities of Seller with respect to refund, recoupment, set-off and other liabilities arising out of the billings to third party payors, including Medicare and Medicaid, for services rendered by Seller prior to the Effective Time;

(g) all liabilities of Seller for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including those pertaining to Medicare and Medicaid fraud or abuse;

(h) all liabilities of Seller under the Excluded Contracts;

(i) all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder; and

(j) all other liabilities or obligations of Seller and/or the Hospital which are not Assumed Obligations.

1.6 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets (the “Purchase Price”) shall consist of:

(a) Seven Million Three Hundred Eighty-Five Thousand and 00/100 Dollars ($7,385,000.00) (the “Closing Purchase Price Payment”) which shall be payable in cash at the Closing;

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(b) the Net Assets Payment which shall be the payment determined as set forth in Section 1.11 and shall, as applicable, be added to or be deducted from the Closing Purchase Price Payment at Closing, as set forth in Section 1.11;

(c) Five Hundred Thousand and 00/100 Dollars ($500,000.00) which shall be deposited by Purchaser in an escrow account with United Bank, Inc., Charleston, West Virginia (the “Escrow Agent”), as described in Section 1.12;

(d) Variable Payment A described in Section 1.13(a); and

(e) Variable Payment B described in Section 1.13(b).

1.7 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. at the offices of Strasburger & Price, L.L.P., located at 901 Main Street, Suite 4300, Dallas, Texas, on or before five (5) business days after all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date or such other date, time and place as the Parties shall mutually agree (the “Closing Date”). The Closing with respect to the transfer of the Assets, shall be deemed to have occurred and to be effective as between the Parties as of 12:01 a.m. (determined by reference to the local time zone in which the Hospital is located) on the Closing Date (the “Effective Time”).

1.8 Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller where appropriate and in the form attached hereto as an Exhibit:

(a) General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit A attached hereto (the “Bill of Sale”);

(b) General Warranty Deed in the form of Exhibit B attached hereto with respect to each Owned Real Property (the “General Warranty Deed”);

(c) Assignment and Assumption of Lease in the form of Exhibit C attached hereto with respect to each Leased Real Property (the “Real Estate Lease Assignments”);

(d) Post-Closing Escrow Agreement in the form of Exhibit D attached hereto (the “Escrow Agreement”);

(e) original certificates of good standing, or comparable status, of Seller, issued by the State of West Virginia, dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(f) a certificate of Seller, executed by the President or any Vice President of Seller, certifying to Purchaser (i) that all the representations and warranties of Seller contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Seller has in all material respects performed or complied with the covenants and agreements required of Seller

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set forth in this Agreement to be satisfied by the Closing Date and (iii) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Seller;

(g) a certificate of the Secretary of Seller certifying to Purchaser (i) the incumbency of the officers of Seller on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the manager and members of Seller, authorizing (A) the transfer of the Assets and Assumed Obligations by Seller to Purchaser and (B) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(h) releases of liens and mortgages and UCC termination statements for any and all liens, mortgages, security interests, restrictions and financing statements with respect to the Assets (other than those exclusively relating to any of the Contracts and other than the Permitted Encumbrances) by the holders of such liens or mortgages or the secured parties named in such financing statements or written understandings to provide the same to Purchaser upon payment of the amounts secured thereby;

(i) to the extent the provisions thereof are permitted by and consistent with applicable law, a limited Power of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit E attached hereto (the “Power of Attorney”);

(j) all consents to the assignment of the Material Contracts from the third parties listed in Schedule 1.8(j) required to assign such Material Contracts to Purchaser (the “Contract Consents”), subject to Section 9.3 hereof;

(k) all governmental approvals and authorizations that are required for the consummation of the transactions contemplated by this Agreement (the “Governmental Approvals”);

(l) the Stock Purchase Agreement by and between Purchaser and the shareholders of PsychManagement Group, Inc., a West Virginia corporation, (the “PMG Stock Purchase Agreement”) and all items and documents required to be delivered therewith; and

(m) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.9 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

(a) payment of the Closing Purchase Price Payment (plus or minus the Net Assets Payment) on the Closing Date by wire transfer of immediately available funds to Seller to the account specified by Seller which account Seller shall specify to Purchaser not less than three (3) business days prior to the Closing Date in writing;

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(b) payment of the Escrow Deposit on the Closing Date by wire transfer of immediately-available funds to the Escrow Agent;

(c) a certificate of Purchaser, executed by the President or any Vice President of Purchaser, certifying to Seller (i) that all the representations and warranties of Purchaser contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Purchaser has in all material respects performed or complied with the covenants and agreements required of Purchaser set forth in this Agreement required to be satisfied by the Closing Date and (iii) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;

(d) a certificate of the corporate Secretary of Purchaser certifying to Seller (i) the incumbency of the officers of Purchaser on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the directors of Purchaser authorizing (A) the purchase of the Assets and the assumption of the Assumed Obligations by Purchaser and (B) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(e) original certificate of good standing, or comparable status, of Purchaser, issued by the West Virginia Secretary of State dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(f) the Bill of Sale;

(g) the Real Estate Lease Assignments;

(h) the Escrow Agreement;

(i) the Power of Attorney;

(j) the PMG Stock Purchase Agreement and all items and documents required to be delivered therewith;

(k) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof; and

(l) the Guaranty and Suretyship Agreement of Horizon Health Corporation (the “Parent Guaranty”), attached to this Agreement as Exhibit F.

1.10 Prorations and Utilities. To the extent not included in the calculation of Net Assets or otherwise prorated pursuant to this Agreement, Purchaser and Seller shall prorate (as of the Effective Time), to the extent applicable to the Assets, real estate and personal property lease

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payments, real estate and personal property taxes, assessments and other similar charges against real estate, and utility charges. If accurate allocations as to such matters cannot be made at Closing because current bills are not obtainable, the Parties shall allocate such income or expense at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable item of income or expense.

1.11 Net Assets Settlement.

(a) As used herein, the term “Net Assets,” as determined in accordance with generally accepted accounting principles, including the methods and practices as historically applied by Seller prior to the Closing and as are reflected in the audited balance sheet of the Seller as of December 31, 2004 (“Hospital Historical GAAP”), shall mean the Inventory and Prepaids, less the amount of accrued paid time off, and 16% of the amount of ESL attributable to the Hired Employees being assumed by the Purchaser pursuant to Section 1.4(c) hereof plus the amount of any capital expenditure relating to the Hospital (other than normal and customary maintenance and replacement items) which was (i) approved in advance by Purchaser in writing and (ii) paid by the Seller or the Hospital after the Execution Date and prior to the Closing. Prepaids from and after the Closing Date shall only be included in Net Assets to the extent that Purchaser receives the economic benefit of such prepaid expense. In the event an accounting principle, including the methods and practices as historically applied by Seller is not in accordance with GAAP, it shall not constitute a Hospital Historical GAAP Principle for any purpose under this Agreement and shall not be followed in the determination of Net Assets or the EBITDA of the Hospital under Section 1.13 hereof.

(b) At least ten (10) business days prior to Closing, Seller shall in good faith deliver to Purchaser a reasonable estimate of Net Assets as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available (“Estimated Net Assets”) and containing reasonable detail and supporting documents showing the derivation of such estimate. The “Net Assets Payment” shall equal the difference between the Estimated Net Assets and $199,000. If Estimated Net Assets exceeds $199,000, the Net Assets Payment shall be added to the Closing Purchase Price Payment. If Estimated Net Assets is less than $199,000, the Closing Purchase Price Payment shall be reduced by the amount of the Net Assets Payment. Within ninety (90) days after the Closing, Purchaser shall deliver to Seller its determination of the Net Assets as of the Effective Time. Each Party shall have full access to the financial books and records pertaining to the Hospital to confirm or audit Net Assets computations. Should Seller disagree with Purchaser’s determination of Net Assets, Seller shall notify Purchaser in writing within fifteen (15) days after Purchaser’s delivery of its determination of Net Assets and state the basis for its disagreement. If Seller and Purchaser fail to agree within thirty (30) days after Seller’s delivery of notice of disagreement on the amount of Net Assets, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.11(c), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Net Assets. The Purchase Price shall be increased or decreased based on the difference between the actual Net Assets as of the Effective Time and the Estimated Net Assets calculated at the Closing and, within five (5) business days after determination thereof, any excess of actual Net Assets over Estimated Net Assets shall be paid in cash to Seller, and any deficiency in actual Net Assets versus Estimated Net Assets shall be paid in cash to Purchaser pursuant to the Post-Closing Escrow Agreement, in either case without interest on such amount.

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(c) Dispute of Adjustments. In the event that Seller and Purchaser are not able to agree on the actual Net Assets within thirty (30) days after Seller’s delivery of notice of disagreement in accordance with Section 1.11(b) hereof, Seller and Purchaser shall each have the right to require that such disputed determination be submitted to Arnett & Foster, PLLC, or if Arnett & Foster, PLLC is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Purchaser may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Assets). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Net Assets. The Accounting Firm’s determination shall be binding upon Seller and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by Seller and Purchaser.

1.12 Escrow Deposit. At Closing, Purchaser shall deposit Five Hundred Thousand and No/100 Dollars ($500,000.00) with the Escrow Agent, by wire transfer of immediately-available funds to the account of the Escrow Agent (the “Escrow Deposit,” and, together with all earnings thereon, the “Escrow Funds”). The Escrow Funds shall be held, invested and disbursed by the Escrow Agent as specified in and pursuant to the terms and conditions of the Escrow Agreement in the form of Exhibit D attached hereto.

1.13 Variable Payments.

(a) On or before ninety (90) days after the end of the twelve month period described below (the “First Variable Payment Date”), Purchaser shall make an additional payment to Seller (“Variable Payment A”) in an amount equal to $1,201,222.00 subject, however, to the following adjustments:

(i) In the event that the EBITDA of the Hospital for the 12-month period commencing as of the first day of the month after the month in which the Closing occurs is less than $1,445,000.00 (the “Year 1 EBITDA Target”) then Variable Payment A shall be decreased by six times (6x) the amount that the actual EBITDA of the Hospital for such 12-month period is less than the Year 1 EBITDA Target; or

(ii) In the event that the EBITDA of the Hospital for such 12-month period is more than the Year 1 EBITDA Target, then, subject to the provisions of subsection 1.13(e) below, Variable Payment A shall be increased by six times (6x) the amount that the actual EBITDA of the Hospital for such 12-month period is in excess of the Year 1 EBITDA Target.

Within fifteen (15) days after the initial settlement with the Government Programs of the cost reports relating to the 12-month period commencing as of the first day of the month after the month in which the Closing occurs, any increase in Variable Payment A as a result of the affect such cost reports have on EBITDA for such 12-month period will be paid by the Purchaser to the

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Seller and any decrease in Variable Payment A as a result of the affect such cost reports have on EBITDA for such 12-month period will be paid by the Seller to the Purchaser. Upon final settlement or audit of such cost reports, any changes from the initial settlement shall be paid between the Parties in the same manner.

(b) On or before ninety (90) days after the end of the twelve month period described below (the “Second Variable Payment Date”), Purchaser shall make an additional payment to Seller (“Variable Payment B”) in an amount equal to $664,700.00 subject, however, to the following adjustments:

(i) In the event that the EBITDA of the Hospital for the second 12-month period commencing after the first twelve month period referenced in Section 1.13(a) above is less than $1,858,500.00 (the “Year 2 EBITDA Target”) then Variable Payment B shall be decreased by six times (6x) the amount that the actual EBITDA of the Hospital for such 12-month period is less than the Year 2 EBITDA Target; or

(ii) In the event that the EBITDA of the Hospital for such 12-month period is more than the Year 2 EBITDA Target, then, subject to the provisions of subsection 1.13(e) below, Variable Payment B shall be increased by six times (6x) the amount that the actual EBITDA of the Hospital for such 12-month period is in excess of the Year 2 EBITDA Target.

Within fifteen (15) days after the initial settlement with the Government Programs of the cost reports relating to the second 12-month period commencing after the first twelve month period referenced in Section 1.2(a) above, any increase in Variable Payment B as a result of the affect such cost reports have on EBITDA for such 12-month period will be paid by the Purchaser to the Seller and any decrease in Variable Payment B as a result of the affect such cost reports have on EBITDA for such 12-month period will be paid by the Seller to the Purchaser. Upon final settlement or audit of such cost reports, any changes from the initial settlement shall be paid between the Parties in the same manner.

(c) For the purposes of this Section 1.13, the term “EBITDA of the Hospital” shall mean the net income of Purchaser plus the amount of interest, income taxes, depreciation and amortization for the applicable period, all as determined by Purchaser in accordance with Hospital Historical GAAP. As specified in Section 9.8, Purchaser shall maintain its separate corporate existence until the end of the second twelve-month period described in Section 1.13(b) above. The principles and methodologies for determining the EBITDA of the Hospital and other terms and conditions relating to the payment of Variable Payment A and Variable Payment B hereunder shall be as specified in Schedule 1.13.

(d) Purchaser shall deliver to Seller its determination of the applicable EBITDA of the Hospital with each Variable Payment. Seller may dispute such determination and have such determination finally resolved in the same manner and within the same time periods as are applicable to the determination of the actual Net Assets of Seller as of the Effective Time under Section 1.11.

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(e) Notwithstanding any provision of this Agreement to the contrary, the total amount of the Variable Payment A and the Variable Payment B shall be capped and not exceed Four Million Five Hundred Thirty-Five Thousand Dollars ($4,535,000) in the aggregate.

1.14 Risk of Loss.

(a) The risk of loss or damage to any of the Personal Property, Owned Real Property, the Hospital and all other assets and property of Seller, the transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain in effect without material change all of its insurance policies covering the Personal Property, Owned Real Property, the Hospital and all other assets and property of Seller through the Effective Time. With respect to the Owned Real Property and Leased Real Property (collectively, the “Real Property”), if prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than ten percent (10%) of the Purchase Price and Seller has duly maintained the insurance policies described above, the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, that Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction up to the cost of repairs or rebuilding and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Real Property, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Purchase Price. If prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds ten percent (10%) of the Purchase Price, Purchaser may elect to (i) purchase such Owned Real Property or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, that at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies), (ii) not purchase such Owned Real Property or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller, provided, however, that Seller shall not be required to accept any adjustment to the Purchase Price and, in the event the Seller and Purchaser are unable to agree on the amount of the adjustment to the Purchase Price, the Seller or Purchaser may terminate this Agreement; or (iii) elect to terminate this Agreement by written notice to Seller. If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage by the originally scheduled Closing Date (the “Original Closing Date”), the amount of the Aggregate Damage shall be determined by a consulting firm mutually selected by Seller and Purchaser (the “Independent Consultant”) pursuant to Section 1.14(d) hereof.

(b) With respect to any Assets other than Real Property which are destroyed or damaged by fire or the elements or by any other cause prior to the Closing, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest to any insurance proceeds on account of such damage or destruction up to the cost of repairs or replacement of such Assets and shall reimburse Purchaser for any deductible Purchaser is required to pay in connection with the receipt of such insurance proceeds.

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(c) If prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain or condemnation proceeding which would in Purchaser’s judgment materially adversely impair access to the Real Property or be materially adverse to the operations of the Hospital, Purchaser may elect to (i) purchase such affected Owned Real Property or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any award in such eminent domain or condemnation proceeding), (ii) not purchase the affected Owned Real Property or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller, provided, however, that Seller shall not be required to accept any adjustment to the Purchase Price and, in the event the Seller and Purchaser are unable to agree on the amount of the adjustment to the Purchase Price, the Seller or Purchaser may terminate this Agreement, or (iii) terminate this Agreement by written notice to Seller.

(d) If pursuant to Section 1.14(a) hereof, the amount of the Aggregate Damage (and any applicable Purchase Price adjustment) is to be determined by the Independent Consultant, within five (5) calendar days after the Original Closing Date (the “Submittal Date”), each Party shall submit to the other Party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Purchase Price adjustment) as a result of the event(s) contemplated by Section 1.14(a), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date, the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the Aggregate Damage (and any applicable Purchase Price adjustment), taking into account any submissions by Seller or Purchaser made by the Submittal Date. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne equally by Seller and Purchaser. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 1.14(d), the Parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement, which shall be no later than the twenty-fifth (25th) calendar day following the Original Closing Date unless the Parties mutually agree upon a later date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise indicated on the applicable Disclosure Schedules expressly related to the particular representation or warranty stated below in this Article 2, Seller hereby represents and warrants to Purchaser as to the following matters as of the Execution Date. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations and warranties as of the Closing Date and the Effective Time:

2.1 Authority. Seller has full limited liability company power and authority to enter into this Agreement and all documents required to be delivered hereunder and full limited liability company power and authority to carry out and perform the transactions contemplated herein.

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2.2 Authorization/Execution. All limited liability company and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement and all transactions contemplated hereby, have been duly and properly taken or obtained by Seller. No other corporate or other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated herein. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Seller and, assuming due and valid execution by, and enforceability against, Purchaser, this Agreement and all documents delivered hereunder constitute valid and binding obligations of Seller enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of West Virginia. Seller has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Seller has no subsidiaries, whether direct or indirect. Seller has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

(c) Except as provided in Schedule 2.3(c), the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Seller is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Seller; (ii) violate any law, rule or regulation applicable to Seller; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the Assets under, any Material Contract, lease, sales order, purchase order, indenture, mortgage, note, bond, or, license to which Seller is a party, or by which Seller is bound; (iv) permit the acceleration of the maturity of any indebtedness of Seller; or (v) violate or conflict with any provision of the Articles of Organization or Operating Agreement of Seller.

2.4 Financial Statements; Changes.

(a) Seller has delivered to Purchaser the audited balance sheets for Seller at December 31, 2004, 2003 and 2002 and the related statements of operations for the periods then ended. All such financial statements have been prepared in conformity with Hospital Historical GAAP applied on a consistent basis throughout such periods. Such statements of operations present fairly in all material respects the results of operations of Seller for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of

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Seller as of their respective dates. Since December 31, 2004, there has been no change in any of the significant accounting policies, practices or procedures of Seller.

(b) Seller has delivered to Purchaser an unaudited balance sheet for Seller at April 30, 2005 (the “Interim Balance Sheet Date”) and the related statement of operations for the four month period then ended. Such interim financial statements have been prepared in conformity with Hospital Historical GAAP. The interim statement of operations presents fairly in all material respects the results of the operations of Seller for the period covered, and the interim balance sheet presents fairly in all material respects the financial condition of Seller at the Interim Balance Sheet Date. Such interim financial statements reflect all adjustments necessary for a fair presentation of the financial information contained therein other than normal year-end adjustments which are not material in amount in the aggregate. At the Interim Balance Sheet Date, Seller had no material liability (actual, contingent or accrued) that, in accordance with Hospital Historical GAAP applied on a consistent basis, should have been shown or reflected on the interim balance sheet but was not.

(c) Except as set forth in Schedule 2.4(c), since the Interim Balance Sheet Date, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any change in or event affecting Seller or the business of the Hospital, that has had or would reasonably be expected to have a Material Adverse Effect; or

(ii) any strike or other labor dispute; or

(iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of Seller that is material or that has involved or may involve a material loss to Seller in excess of applicable insurance coverage.

2.5 Tax and Other Returns and Reports. Except as set forth in Schedule 2.5:

(a) For purposes of this Agreement, “Tax” or “Taxes” shall be defined as set forth below in Section 2.5(c) and shall include (i) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of any predecessor or previously owned entity and (ii) any liability for any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group. For purposes of this Section 2.5 and Schedule 2.5, with respect to matters pertaining to this Section 2.5, the terms “Seller,” “Subsidiary” or “Subsidiaries” shall include all entities currently or previously owned, directly or indirectly, by Seller.

(b) Tax Returns and Audits.

(i) Seller has timely filed (taking into account valid extensions of the time for filing) all Tax returns required to have been filed and all such Tax returns were true, correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax return) that have become due and payable have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

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(ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) Seller has made available (or will make available through the date of Closing) to Purchaser (i) correct and complete copies of all Tax returns of Seller relating to the Assets and (ii) any examination reports, statements of deficiencies and assessments by any governmental authority against or agreed to by Seller since December 31, 2001. Seller does not expect any authority to assess additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of Seller claimed, threatened or otherwise raised by any authority. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(v) No property owned by Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Seller is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

(vi) Seller is not under any obligation to make a payment that will not be deductible under Section 280G of the Internal Revenue Code of 1986 (the “Code”). Seller has disclosed on its Tax returns all positions taken therein that could give rise to a substantial understatement (i) of federal income tax under Code Section 6662 or (ii) of any Tax under a similar provision of state, local or foreign Tax law. Seller has not engaged in any transaction which would be treated as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or otherwise been involved in a transaction which would require it to disclose a “reportable transaction.” Seller has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. Seller has not been a party to any Tax allocation or sharing agreement. Neither Seller nor its subsidiaries is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(vii) Seller is and has been in full compliance with all terms and conditions of any Tax exemptions, Tax holidays or other Tax reduction agreements. The consummation of the transactions contemplated herein will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(viii) Neither the Seller nor any of its Subsidiaries has constituted either a “distribution corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (a) in the two year prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(c)).

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(ix) Seller has not, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.

(x) None of Seller nor its Subsidiaries is a partner in any entity classified as a partnership for federal income Tax purposes.

(xi) Neither Seller nor any of its Subsidiaries has made an election under Treasury Regulations Section 301.7701-3 with respect to any entity.

(xii) None of Seller nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending prior to, on, or after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of federal state, local or foreign income Tax law).

(c) “Tax” and “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

2.6 Material Contracts. Schedule 2.6 lists each Material Contract to which Seller is a party or to which any of its properties are subject or by which any thereof is bound, other than the Excluded Contracts listed in Schedule 1.3(c). Unless otherwise so noted in Schedule 2.6, each such Material Contract was entered into in the ordinary course of business. As used herein, “Material Contract” means any contract that (a) after the Interim Balance Sheet Date obligates Seller to pay an amount of twenty-five thousand dollars ($25,000) or more in any one twelve month period on an annual basis or obligates Seller to pay an aggregate amount of Fifty Thousand Dollars ($50,000) or more, (b) has an unexpired term as of the Interim Balance Sheet Date in excess of twelve (12) months that is not terminable upon ninety (90) days or less notice by Seller at any time during the term, without penalty, (c) contains a covenant not to compete or otherwise significantly restricts business activities, (d) limits the ability of Seller to conduct its business, including as to manner or place, (e) grants a power of attorney, agency or similar authority to another person or entity, (f) contains a right of first refusal, (g) constitutes a collective bargaining agreement including any collective bargaining agreement with physicians or any other referral source, (h) constitutes an employment or severance agreement with any director, officer or employee of Seller, (i) represents a contract upon which the business of the Hospital is substantially dependent or a contract which is otherwise material to the business of the Hospital, (j) represents a contract with a physician, or to the Knowledge of Seller, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any contract with a pharmacy or any other supplier of medical products to patients of the Hospital, (k) to the Knowledge of Seller, represents a contract with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395m(h)(7)) or a

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referring physician’s immediate family member has an ownership or investment interest, (l) represents a third party payor, managed care or preferred provider organization contract, or (m) was not made in the ordinary course of business. True, correct and complete copies of the Material Contracts and the Excluded Contracts, including all amendments and supplements, have been made available to Purchaser. Each Material Contract is valid and subsisting; except as set forth in Schedule 2.6, Seller has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth in Schedule 2.6, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Seller (or, to the Knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of the execution of this Agreement or its performance will occur.

2.7 Real and Personal Property; Title to Property; Leases.

(a) Seller has good and valid title, free of encumbrances in and to the Owned Real Property, the Personal Property and the other Assets, except for (i) any lien for taxes not yet due and payable, (ii) any lease obligations included in the Assumed Obligations, (iii) easements, rights of way, and other restrictions of record, (iv) statutory liens of landlords, liens of carriers, warehousemen, mechanical and materialmen and other liens imposed by law in the ordinary course of business, (v) any liens on any furniture, equipment, fixtures or Inventory pursuant to any capital lease or any other lease being assumed by Purchaser as an Assumed Obligation, (vi) any encumbrances or defects that do not materially interfere with the operations of the Hospital in any manner consistent with the current use by Seller, and (vii) those liens and encumbrances relating to Seller’s outstanding debt owed to The Huntington National Bank listed in Schedule 2.7(a), which shall be discharged at or prior to the Closing (collectively, the “Permitted Encumbrances”). Except as shown in Schedule 2.7(a), all material tangible properties of Seller are, to the Knowledge of Seller, in a reasonably good state of maintenance and repair (except for ordinary wear and tear) and in operating condition.

(b) The Owned Real Property listed in Schedule 1.2(a) consists of all Real Property owned by Seller and used in the conduct of the business of the Hospital.

(c) The Leased Real Property listed in Schedule 1.2(b) consists of all Real Property leased by Seller and used in the conduct of the business of the Hospital.

(d) Seller has heretofore made available to Purchaser a true, correct and complete copy of all of the Leases. Except as shown in Schedule 2.7(d), no consents are required of third parties to the assignment of the Leases.

(e) At Closing, Seller will convey to Purchaser good and valid title to the Owned Real Property and all other Assets and a valid leasehold interest in the Leased Real Property, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option or encumbrance, except for Permitted Encumbrances and the rights of any lessor or licensor of leased or licensed personal property.

(f) The Leases constitute the entire agreement to which Seller is a party with respect to the properties which are demised pursuant thereto.

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(g) Seller has accepted possession of the Leased Real Property pursuant to each Real Property Lease in which it is the lessee and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest.

(h) As of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied and, to the Knowledge of Seller, there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of Seller or, to the knowledge of Seller, the other party thereunder.

(i) Seller has no Knowledge of, and, during the past three (3) years, Seller has not received any written notice of, non-compliance with law, zoning ordinance or other restriction with respect to any Real Property.

(j) There is no pending or, to the Knowledge of Seller, threatened action that would materially interfere with the ownership, use or quiet enjoyment of any Real Property by Seller.

(k) Seller has no Knowledge of, and, during the past three (3) years, Seller has not received any notice of, any proposed special assessments, threatened condemnation or any proposed material changes in property tax or land use laws affecting the Real Property.

(l) The Assets constitute all of the property necessary for Purchaser to operate the Hospital after the Effective Time in substantially the same manner as Seller operates the Hospital as of the date hereof.

2.8 Intangible Property. Schedule 2.8 lists any and all marks and other material items of intangible property in which Seller has an interest and the nature of such interest (“Intangible Property”). Except as shown in Schedule 2.8, the Intangible Property includes all permits or other rights with respect to any of the foregoing. Seller has rights to use or ownership of all Intangible Property required for use in connection with the business of the Hospital. Except as disclosed in Schedule 2.8, Seller does not use any Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as shown in Schedule 2.8 and except for Permitted Encumbrances, the Intangible Property of Seller is fully assignable free and clear of any encumbrances. Seller has in all material respects performed all obligations required to be performed by, and Seller is not in default in any material respect under, any contract relating to any of the foregoing. Seller has not received any notice to the effect (or otherwise has Knowledge) that such intangible property or any use thereof by Seller conflicts with or infringes (or allegedly conflicts with or infringes upon) the rights of any Person.

2.9 Legal Proceedings. Except as set forth in Schedule 2.9, there is no order or action pending, or, to the Knowledge of Seller threatened, against or affecting Seller, or any of its respective properties or assets that involves a claim of aggregate liability in excess of $25,000.00 against Seller. Schedule 2.9 lists each order and each action that involves a claim of aggregate liability in excess of $25,000.00 against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by, Seller.

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2.10 Accounting Records; Internal Controls; Absence of Certain Payments.

(a) Accounting Records. Seller has records that accurately and validly reflect its respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with Hospital Historical GAAP so as to maintain accountability for assets.

(b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

2.11 Insurance. Schedule 2.11 lists all insurance policies and bonds that are maintained by Seller and are material to the business of the Hospital and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts for the previous five (5) years and basic coverages (including applicable deductibles) for each such insurance policy and bond. Seller is not in default under any insurance policy or bond. Seller has timely filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.11 lists all claims in excess of $20,000 which have been made by Seller in the last two (2) years under any insurance policy or bond. Except as set forth in Schedule 2.11, all insurance policies and bonds are in full force and effect. Except as shown in Schedule 2.11, Seller has not received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of Seller or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental entity requiring or recommending any action which has not been taken.

2.12 Employees.

(a) Schedule 2.12 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued paid time off and ESL and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospital or Barboursville School and indicating whether such employee is a part-time, full-time or PRN employee. The maximum accrual for extended sick leave for employees of the Seller is 160 hours and no employee currently has an amount of accrued sick leave in excess of such maximum. Except as shown in Schedule 2.12, there are no employment agreements or severance agreements with employees of Seller.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospital. There is no unfair labor practice complaint against Seller pending, or to the Knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospital. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the Knowledge of Seller threatened by or involving the employees of Seller with respect to the operation of the Hospital.

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2.13 Employee Benefits.

(a) Schedule 2.13 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of Seller have or may have any current or future right to benefits (the term “plan” shall include any written contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). Seller has made available to Purchaser true and complete copies of (i) each Plan and (ii) the summary plan description, if any, for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan as to which the prototype sponsor has received a favorable GUST opinion or advising letter as described in IRS Announcement 2001-6 on which Seller is entitled to reliance on all qualification issues under IRS Announcement 2001-77, and no amendment to or failure to amend any such Plan and, to Seller’s Knowledge, no other event or circumstance has occurred that would reasonably be expected to materially and adversely affect its tax qualified status. To Seller’s Knowledge, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan as to which there is no statutory or administrative exemption.

(b) There are no actions pending, or, to Seller’s Knowledge, threatened, with respect to any Plan or the assets of any Plan, other than claims for benefits in the ordinary course. Each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including ERISA).

(c) Neither Seller nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has Seller or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. Seller has performed timely and shall timely perform all obligations of Seller and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.13, “Commonly Controlled Entity” means any corporation, trade, business, or entity under common control with Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(d) Each employee, former employee and independent contractor of Seller has been properly classified as such for all purposes under the Code and ERISA.

2.14 Certain Interests. Except as shown in Schedule 2.14, no Affiliate of Seller, nor any officer or director of any thereof, nor any associate of any such individual, has any material interest in any property used in or pertaining to the business of the Hospital; no such Person is indebted or otherwise obligated to Seller; and Seller is not indebted or otherwise obligated to any

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such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance. Except as shown in Schedule 2.14, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from Seller or the successor or assign of any thereof to any Person.

2.15 Intercompany Transactions. Except as shown in Schedule 2.15, Seller has not engaged in any transaction with any Affiliate of Seller. Except as shown in Schedule 2.15, Seller has no liabilities or obligations to any Affiliate of Seller and no Affiliate of Seller has any liabilities or obligations to Seller.

2.16 Inventory. All Inventory of Seller is of merchantable quality, reasonable in balance or currently usable in the ordinary course of business in all material respects. The value at which any Inventory is carried reflects the customary Inventory valuation policy of Seller, as applicable, for stating Inventory, in accordance with Hospital Historical GAAP consistently applied.

2.17 Receivables. The accounts receivable reflected on the books and records of Seller and the Hospital arose from bona fide commercial transactions, and the financial statements referred to in Section 2.4 include all material refunds, discounts or setoffs payable or assessable with respect to such accounts receivable, taken as a whole. Seller adequately records on its financial statements in accordance with generally accepted accounting principles consistently applied (“GAAP”) all estimates for future Seller Cost Report settlements for all years open to settlement. Seller records government program recoupments on its financial statements as they occur in accordance with GAAP.

2.18 Third Party Payors and Suppliers. Schedule 2.18 lists the names of and describes all Material Contracts with and the respective percentage of the revenues of the business of the Hospital for the year ended December 31, 2004, attributable to the ten largest third party payors and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the business of the Hospital with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.19 Worker Adjustment and Retraining Notification (WARN). Seller has complied with the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. §2102, et seq., as amended (the “WARN Act”), insofar as applicable to any acts or transactions with respect to the operation of the Hospital prior to the Closing.

2.20 Environmental Compliance. Except as set forth in Schedule 2.20:

(a) Seller is in material compliance with all applicable Environmental Laws. As used herein, “Environmental Laws” shall mean all applicable federal, state or local laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all federal, state or local laws relating to the manufacture, processing,

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distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq., and the rules and regulations promulgated thereunder.

(b) Seller has obtained all material permits required under applicable Environmental Laws for the use, operation or ownership of the Real Property and the business of the Hospital. The Real Property and the Hospital are in material compliance with each such applicable material permit. No federal, state or local governmental entity has notified Seller that any such material permits may or will be suspended, cancelled, revoked or materially modified, or cannot be renewed in the ordinary course of business.

(c) Seller has not received from any federal, state or local governmental entity or other person any written order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or the business of the Hospital or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law).

(d) No judicial proceeding, action, claim, suit, or governmental or administrative action is pending or, to the Knowledge of Seller, threatened, under any applicable Environmental Law pursuant to which Seller is, or to the Knowledge of Seller could be, reasonably expected to be named as a party with respect to the Real Property or the business operations of the Hospital.

(e) Seller has not entered into any agreement with any federal, state or local governmental entity or any other person pursuant to which Seller assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances.

(f) Seller has disclosed and made available to Purchaser all relevant information, including all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that are in Seller’s possession, custody or control, relating to any past and present (i) environmental conditions concerning the business of the Hospital or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the business of the Hospital, and (iii) activities relating to hazardous substances on, or any off-site disposal of a hazardous substance from, the Real Property or used in connection with the business of the Hospital. Seller has disclosed and made available to Purchaser any and all documents that are in Seller’s possession, custody or control relating to projected environmental expenditures for the business of the Hospital and the Real Property, including capital and operating budgets and reports prepared by independent auditors or accountants and prepared by personnel, and including reports, studies or documents relating to the costs (including, anticipated capital costs and annual expenses) of compliance with Environmental Laws.

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(g) Seller has no Knowledge of any soil or groundwater contamination on, under, or about any Real Property except as disclosed in the environmental reports described in Section 2.20(f) above.

(h) Seller does not hold and is not required to hold a permit for the generation, treatment, storage, or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.).

2.21 Powers of Attorney. Except as set forth in Schedule 2.21, Seller has not given any power of attorney (irrevocable or otherwise) to any person for any purpose relating to the business of the Hospital, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.22 Accreditation; Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) The Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) as evidenced by the Hospital’s most recent JCAHO accreditation survey reports and is duly licensed by the West Virginia Department of Health and Human Resources (“DHHR”) as an inpatient psychiatric hospital and psychiatric residential treatment facility. Seller has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct the business operations of the Hospital as such are being conducted. In order to conduct the business operations of the Hospital as presently conducted, Seller is not required to hold any licenses, permits and other governmental approvals or authorizations except for the licenses currently held by Seller as set forth in Schedule 2.22. The licenses listed in Schedule 2.22 are in full force and effect and Seller is in full compliance in all material respects with all requirements of each license that it holds. Seller has made all material filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which Seller is bound or to which Seller is subject which relates in any manner to the business of the Hospital. Seller has not received nor, to the Knowledge of Seller, is it subject to any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality which relate in any manner to the business operations of the Hospital.

(b) Without limiting the generality of the foregoing, the applicable facilities, equipment, staffing and operations of the business of the Hospital satisfy in all material respects the accreditation standards of JCAHO, and Seller has previously delivered to Purchaser true, correct and complete copies of (i) the Hospital’s most recent JCAHO accreditation survey report, a list of deficiencies, if any, and, if applicable, a plan of correction; (ii) the Hospital’s most recent DHHR survey, lists of deficiencies, if any, and, if applicable, plan of correction; (iii) the Hospital’s fire marshal’s surveys for the past two (2) years and lists of deficiencies, if any; and (iv) the Hospital’s boiler inspection reports for the past two (2) years and lists of deficiencies, if any. Seller has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth in Schedule 2.22.

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(c) Seller receives payment without restriction under Medicare and Medicaid and has a valid and current provider agreement and one or more properly issued provider numbers with each Federal Health Care Program as such term is defined in 72 U.S.C. § 1320a-7b(f) (the “Government Programs”). The Hospital Provider Numbers are listed in Schedule 2.22 by facility, to the extent applicable. Except as set forth in Schedule 2.22, Seller is in compliance in all material respects with the conditions of participation for the Government Programs applicable to psychiatric hospitals.

(d) Seller has timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor or shall cause to be timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor all cost reports and other reports that are required by third-party payors to have been filed or made on or before the Closing Date with respect to the purchase of services of the business of the Hospital, including Government Programs and other insurance carriers, and, except as disclosed in Schedule 2.22, all such reports are or when filed shall be complete and accurate in all material respects. Except as disclosed in Schedule 2.22, Seller is and has been in material compliance with filing requirements with respect to cost reports of Seller, and such reports do not claim, and Seller has not received, payment or reimbursement in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies in electronic format of all such reports for the three (3) most recent fiscal years for which cost reports have been filed by Seller, and any other cost report for which a final settlement has not been issued, have been made available to Purchaser. Except as disclosed in Schedule 2.22 and except for claims, actions and appeals in the ordinary course of business, Seller has neither initiated nor received written notice of any material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, governmental entity, or the Administrator of the Center for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed with any Government Program on behalf of Seller with respect to the business of the Hospital, on or before the date of this Agreement. Schedule 2.22 indicates which of such cost reports have been audited by the fiscal intermediary and finally settled.

(e) Except as disclosed in Schedule 2.22, no validation review or program integrity review related to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or government entity in connection with the Government Programs, and to the best Knowledge of Seller, no such reviews are scheduled, pending or threatened against or affecting Seller with respect to the Hospital, or the consummation of the transactions contemplated by this Agreement.

(f) All billing practices of Seller with respect to the Hospital to all third-party payors, including the Government Programs and private insurance companies, are and have been in compliance with all applicable laws and policies of such third-party payors and Government Programs in all material respects, and neither Seller with respect to the Hospital nor the Hospital has billed or received any payment or reimbursement in excess of amounts allowed by law.

(g) Seller has performed through third party contractors a review of the website of the Office of Inspector General of the United States Department of Health and Human

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Services and based upon such review and except as listed in Schedule 2.22, (i) no employee or independent contractor of Seller or any physician currently on the medical staff at the Hospital is listed as having been, and to the Knowledge of Seller is not, excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f)), and (ii) none of the business of the Hospital, or Seller or Seller’s officers, directors, agents or management employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f) or has been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or has been convicted of a criminal offense under the Anti-Kickback Laws.

(h) In the five (5) year period immediately preceding the Execution Date and since the Execution Date, to the Knowledge of Seller, none of Seller’s employees while an employee of the Hospital has committed a violation of federal or state laws regulating health care fraud, including the Anti-Kickback Laws, the Stark Laws and the False Claims Act which violation relates in any material respect to the business operations of the Hospital.

2.23 Compliance Program. Seller has made available to Purchaser (i) a copy of the Hospital’s current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies and (ii) copies of any written complaints received in the previous five (5) years from the date hereof from employees, independent contractors, vendors, physicians or any other person asserting that the Hospital or Seller have violated any health care fraud law or regulation, including the Anti-Kickback Laws and the Stark Laws. Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Program, (c) to the Knowledge of Seller, has not been the subject of any Government Program investigation conducted by any federal or state enforcement agency during the past five (5) years, (d) to the best of Seller’s Knowledge, has not been a defendant in any qui tam/False Claims Act litigation during the past five (5) years, or (e) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency (except in connection with medical services provided to, or medical supplies purchased from, third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by Seller).

2.24 HIPAA. Seller is in compliance in all material respects with the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder (“HIPAA”) as of the applicable effective dates for such requirements.

2.25 Restricted Grant and Loan Programs. The transactions contemplated by this Agreement will not result in any obligation on Seller to repay any loans, grants or loan guarantees or provide uncompensated care in consideration thereof pursuant to the Hill Burton Program or any similar statute or program with respect to the ownership or operation of the business of the Hospital.

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2.26 Experimental Procedures. Seller has not performed or authorized the performance of any experimental or research procedures or studies involving patients of the Hospital that require the prior approval of any governmental entity that has not been obtained.

2.27 Medical Staff; Physician Relations. Seller has delivered to Purchaser complete and genuine copies of the bylaws and rules and regulations of the medical staff and medical executive committees of the Hospital. Schedule 2.27 sets forth (a) the name and status on the medical staff of each member of the medical staff of the Hospital and (b) the degree (e.g., M.D., D.O.), title specialty and board certification, if any, of each such medical staff member. Except as set forth in Schedule 2.27, there are no pending or, to Seller’s knowledge, threatened disputes with the Hospital medical staff members or applicants or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

2.28 Solvency. Seller is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Seller’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on its businesses and all businesses which it is about to engage.

2.29 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees or other commissions as to which Seller shall have full responsibility and, with respect to such fees or commissions, Purchaser shall not have any liability.

2.30 Improper Payments. Neither Seller nor any shareholder, director, officer, employee or agent of Seller has made any bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with Seller and has not proposed or offered to make or receive any such illegal payments.

2.31 No Misrepresentations. The representations, warranties and statements made by Seller in this Agreement (including any Disclosure Schedule, Exhibit or certificate furnished by Seller in accordance with the terms of this Agreement), are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

2.32 No Other Representations or Warranties. Except to the extent set forth in this Article 2, Seller has not made, nor makes, and expressly disclaims, any representation or

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warranty of any kind or character, express or implied, oral or written, past present or future, with respect to the Assets, the transactions contemplated hereby or the matters set forth herein, including any warranty of merchantability or fitness for a particular purpose. Except as otherwise expressly set forth in this Agreement, Seller shall sell the Assets, and Purchaser shall purchase the Assets, at the Closing “AS IS, WHERE IS” with all faults.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Execution Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date and the Effective Time:

3.1 Authority. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.2 Authorization/Execution. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by, and enforceability against, Seller, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

3.3 Organization and Good Standing; No Violation.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Purchaser; (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity

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of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser.

3.4 Legal Proceedings. There is no order or action pending, or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its respective properties or assets.

3.5 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of the consummation of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Purchaser’s tangible assets is in excess of the total amount of its liabilities; (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its business and all businesses which it is about to engage.

3.6 No Conflicts; Consents. Except as provided in Schedule 3.6, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Purchaser, (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a material breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a material default) under, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser.

3.7 Availability of Funds; Performance of Obligations. Purchaser has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. Purchaser has the ability to perform and discharge all of its obligations under this Agreement.

3.8 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Purchaser shall have full responsibility and, with respect to such fees or commissions, Seller shall not have any liability.

ARTICLE 4

COVENANTS OF SELLER

4.1 Access and Information; Inspection Period, Preparation of Exhibits and Schedules. From the Execution Date through the Closing, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants

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and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital and all of the other Assets being purchased or leased by Purchaser hereunder. From the Execution Date through the Closing, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller’s possession as to businesses and properties of the Hospital and all of the Assets as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser agrees that Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospital. Such access may include consultations with the personnel of Seller. Further, Purchaser may, at its sole cost and expense, undertake environmental, mechanical and structural surveys of the Hospital and the Real Property. Purchaser agrees that, after performing any inspections, tests or surveys, Purchaser shall restore the Hospital and the Real Property as nearly as possible to its original condition and repair any damage to same caused by the performance of such inspections, tests, or surveys. Purchaser agrees that, prior to Purchaser’s or its agents’, contractors’ or employees’ entry onto the Hospital or the Real Property to perform any such inspections, tests, or surveys, Purchaser shall, and shall cause its agents and contractors to, maintain levels of liability and other insurance as are considered generally acceptable in the industry for the activities to be undertaken on the Hospital or the Real Property. Purchaser hereby assumes, and agrees to defend, indemnify and save Seller harmless from and against, any claim, damage, liability, cost or expense (including reasonable attorneys’ fees) arising from acts or omissions of Purchaser (and from the acts or omissions of Purchaser’s agents, contractors or employees) in any way pertaining to any entry upon, or inspection, test, or survey of, the Hospital or the Real Property (or any parts thereof). Purchaser agrees to do no act prior to Closing that would encumber title to the Hospital or the Real Property, except for any act which results in a Permitted Encumbrance. Purchaser’s obligations under this Section with respect to acts or omissions occurring prior to Closing, but not thereafter, shall survive Closing or termination hereunder.

4.2 Conduct of Business. On and after the Execution Date and prior to the Closing, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, Seller shall, with respect to the operation of the Hospital:

(a) carry on its businesses with respect to the operation of the Hospital in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller is required to adopt such changes under GAAP), Tax elections or Tax returns or real or personal property;

(b) maintain the Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of its material obligations under agreements relating to or affecting the Hospital, its operations or the Assets;

(d) keep in full force and effect present insurance policies or other comparable self-insurance; and

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(e) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees at the Hospital and maintain its relationships with physicians, suppliers, customers and others having business relationships with the Hospital.

4.3 Negative Covenants. From the Execution Date until the Closing, with respect to the operation of the Hospital, Seller shall not, without the prior written consent of Purchaser or except as may be required by law:

(a) amend or terminate any of the Contracts or Leases, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds $25,000.00;

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller’s customary personnel policies;

(c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance (other than Permitted Encumbrances) upon any of the Assets, except for draw downs on existing lines of credit in the ordinary course of business;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business;

(e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;

(f) take any action outside the ordinary course of business; or

(g) reduce Inventory except in the ordinary course of business.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser’s prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives Seller’s written notice.

4.4 Consents. Seller shall use commercially reasonable efforts to obtain all Contract Consents and shall cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser’s efforts to obtain all other consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement.

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4.5 Additional Financial Information. Within fifteen (15) calendar days following the end of each calendar month after the Execution Date and prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income in accordance with Hospital Historical GAAP with respect to the operation of the Hospital for each month then ended, together with corresponding year-to-date amounts.

4.6 No-Shop. From and after the Execution Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, without the prior written consent of Purchaser: (a) offer for sale or lease the assets of the Hospital or the Assets (or any material portion thereof); (b) solicit offers to buy all or any material portion of the assets of the Hospital or the Assets; (c) hold discussions with any party (other than Purchaser) relating to such an offer or solicitation; or (d) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of the assets of the Hospital or the Assets. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller or its Affiliates from engaging in corporate transactions, including mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the assets of the Hospital or the Assets and Seller complies with the provisions of Section 12.3 requiring Purchaser’s consent to any assignment of this Agreement by Seller.

4.7 Seller’s Efforts to Close. Seller shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions.

4.8 Title Matters.

(a) On or prior to ten (10) days after the Execution Date, Purchaser, at its expense, shall request (i) a preliminary binder(s) or title commitment(s) (collectively, the “Title Commitment”) sufficient for the issuance of A.L.T.A. Extended Coverage Owner’s Title Insurance Policy with respect to the Owned Real Property together with such endorsements as are customary in West Virginia, (the “Owner’s Title Policy”) and an A.L.T.A. Extended Coverage Leasehold Title Policy with respect to any ground lease specified in Schedule 4.8 together with such endorsements as are customary in West Virginia, (the “Leasehold Title Policy”) (the Owner’s Title Policy and the Leasehold Title Policy are collectively referred to in this Agreement as the “Title Policy”), issued by First American Title Insurance Company (the “Title Company”), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the “Title Instruments”) and (ii) shall order an A.L.T.A. survey of the Owned Real Property complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Survey for the Owned Real Property (the “Survey”). The cost of the Title Policy and the Survey shall be borne by Purchaser.

(b) Within ten (10) business days after receipt of the Title Commitment and the Survey, Purchaser shall deliver a copy thereof to Seller and advise Seller in writing (the “Title Notice”) of any survey or title matters that, in Purchaser’s sole discretion, will adversely affect, impede or hinder Purchaser’s use of the Real Property (collectively, the “Objections”).

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Seller shall give written notice to Purchaser within three (3) business days of Seller’s receipt of the Title Notice of any Objections which Seller is willing and able to cure (Seller having no obligation whatsoever to cure). Purchaser shall permit such time as is reasonably necessary, including a reasonable extension of the date of Closing, in which to cure any Objections identified by Seller as items to be cured. In the event Seller advises Purchaser of its inability or unwillingness to cure one or more Objections (or in the event Seller does not give any responsive notice within such three-day period), Purchaser, within the earlier to occur of three (3) business days after receipt of Seller’s response, or the expiration of such three-day period for Seller’s response, shall elect either to (i) waive such objections and proceed to Closing without any adjustment to any of the terms of this Agreement, or (ii) terminate this Agreement by giving written notice to Seller, in which event the Parties shall be relieved of all further liability hereunder (except those which expressly survive termination); provided, however, that Purchaser shall return all materials provided by Seller to Purchaser, as well as copies of any reports or results arising from Purchaser’s inspections, tests, and surveys of the Real Property. If Purchaser does not give timely notice of such election, Purchaser shall be deemed to have elected the option to waive the Objections specified in clause (i) immediately above.

(c) All matters affecting title to the Real Property as of the date of Purchaser’s survey and title report that are not objected to in the Title Notice or waived (or deemed waived) by Purchaser shall be deemed consented to by Purchaser, and (i) all such deemed consented matters, (ii) any subsequent title matters permitted hereby, consented to by Purchaser, or not otherwise arising through Seller’s acts or omissions, and (iii) any other survey or title matter that does not materially and adversely affect insurability of title, marketability, use, occupancy, possession, ownership or utility of the Real Property, shall be collectively referred to herein as “Permitted Encumbrances,” in addition to those matters identified as Permitted Encumbrances in Section 2.7(a) hereof (other than The Huntington National Bank liens and encumbrances to be discharged at or prior to the Closing). The state of title at the date of Closing shall be subject only to the Permitted Encumbrances, except as permitted hereby. Except for Permitted Encumbrances, on or after the Execution Date, Seller shall neither take, nor consent to, any steps or actions which will in any manner adversely alter the status of the title to the Real Property without Purchaser’s prior written consent, which consent shall not be unreasonably withheld. Except for Permitted Encumbrances, Seller shall not execute, grant or record any easements, covenants, conditions, liens, restrictions, leases or other agreements or matters with respect to the Real Property without Purchaser’s prior written consent, which shall not be unreasonably withheld.

4.9 Updating of Disclosure Schedules.

(a) Seller shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Disclosure Schedules delivered by Seller under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Disclosure Schedule made pursuant to this Section 4.9 shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless in any such case Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless in any such case Purchaser specifically agrees thereto in writing; provided, however, that,

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in the event Seller has so notified Purchaser by the delivery of appropriate updates to the Disclosure Schedules, and Purchaser proceeds with the Closing and does not terminate this Agreement, then Purchaser shall be deemed to have agreed to such revised Disclosure Schedule or to have waived such condition, as the case may be. In the event Purchaser does so agree in writing or is deemed to have so agreed by proceeding with the Closing, then the applicable Disclosure Schedule shall be deemed changed or modified or the condition waived, as the case may be, as set forth in the notification from Seller for all purposes of this Agreement. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Seller herein.

(b) Certain Disclosure Schedules to the Agreement set forth exceptions to the representations, warranties and other agreements made by Seller in the Agreement and are intended to qualify such representations, warranties and agreements. The information expressly set forth in a Disclosure Schedule with respect to any section of the Agreement shall also be deemed to qualify each other section of the Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Disclosure Schedule), so long as application to such section is reasonably discernible from such disclosure. Notwithstanding the foregoing, the representations, warranties and other agreements of a party set forth in the Agreement shall not be affected, modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in a Disclosure Schedule unless the reference on the face of the Disclosure Schedule expressly indicates how such agreement or document limits the scope of a representation, warranty or other agreement of the party set forth in the Agreement.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller’s obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions.

5.2 Required Governmental Approvals. Purchaser (a) shall use commercially reasonable efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need, licenses and permits required to be obtained from governmental and regulatory authorities necessary for Purchaser to perform its obligations under this Agreement, cause all of its covenants and agreements to be performed, satisfied and fulfilled and operate the Hospital after the Closing; and (b) will provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request.

5.3 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller’s designee any Excluded Assets found at the Hospital on and after the Effective Time, without imposing any charge on Seller for Purchaser’s storage or holding of same on and after the Effective Time.

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5.4 Confidentiality. Until Closing, Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless specifically compelled to disclose by judicial or administrative process, all Confidential Information, and Purchaser shall not disclose the Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser’s obligations set forth in the immediately preceding sentence shall apply (a) between the Execution Date and the Effective Time with respect to Confidential Information which is among the Assets and (b) after the Effective Time for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, “Confidential Information” shall mean (x) all information of any kind concerning Seller or the business of the Hospital, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any Affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith, and (y) all “Individually Identifiable Health Information,” as such term is defined in 45 CFR §160.102, of patients and others receiving services from the Hospital. In the event of any termination, expiration or removal of this Agreement, Purchaser shall, in addition to complying with the covenant of nondisclosure set forth in this Section 5.4, return to Seller any and all Individually Identifiable Health Information in Purchaser’s possession without retaining copies thereof.

5.5 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.4 above are reasonable and necessary to protect the legitimate interests of Seller. The Parties also hereby acknowledge and agree that any breach of Section 5.4 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.4 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the Parties hereto agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, (a) Seller may be granted temporary or permanent injunctive relief, (b) Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and (c) Seller shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by Seller in enforcing the restrictions contained in Section 5.4.

5.6 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Seller’s obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct at the date of this Agreement, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

6.2 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by it pursuant to the provisions of this Agreement and Horizon Health Corporation shall have executed and delivered the Parent Guaranty. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.2, as it relates to the delivery of the Purchase Price, unless Purchaser initiates the wire transfer of the amount set forth in Section 1.6 to Seller, and provides to Seller a Federal Reserve wire reference number with respect thereto, on or before 3:00 p.m. (Central time) on the Closing Date.

6.3 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

6.4 Governmental Authorizations. Seller shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for Seller to complete the transactions contemplated by this Agreement. Purchaser shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Hospital by Purchaser after the Closing. All consents, waivers, and estoppels of third parties which are reasonably necessary, in the opinion of Seller, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Seller.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller in this Agreement shall have been true and correct on the date of this Agreement, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Seller shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing.

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7.2 Governmental Authorizations. Purchaser shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Hospital by Purchaser after the Closing. Seller shall have obtained all material licenses, permits, approvals and authorizations from government agencies or governmental bodies that are necessary or required for Seller to complete the transactions contemplated by this Agreement. All consents, waivers, and estoppels of third parties which are reasonably necessary, in the opinion of the Purchaser, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Purchaser.

7.3 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

7.5 Title Insurance Policy. Purchaser shall have received the fully effective Title Policy issued to Purchaser by the Title Company covering the Owned Real Property and any ground lease specified in Schedule 4.8 in the amount of the full insurable value of the Owned Real Property and any such ground lease, respectively, and which is reasonably satisfactory to Purchaser in all respects. The Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser and valid leasehold title to the Leased Real Property which is subject to any ground lease specified in Schedule 4.8, subject only to: (a) current real estate taxes not yet due and payable; and (b) Permitted Encumbrances. The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage.”

7.6 Survey. Purchaser shall have received and reviewed the Survey which is reasonably satisfactory to Purchaser in all respects.

7.7 No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the business of the Hospital or Seller between the Execution Date and the Closing Date.

7.8 Required Consents. The Contract Consents shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof. In addition, Seller shall have obtained a letter of concurrence from the DHHR Division of Recruitment with respect to each of Dr. Sumit Anand, Dr. Kiran S. Devaraj and Dr. Maria-Andrea Vidal, which will permit each of them to continue working at the Hospital under new ownership.

7.9 Disclosure Schedules. Seller shall have promptly and fully updated the Disclosure Schedules hereto.

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7.10 S & P Properties Lease. Purchaser and S & P Properties, LLC shall have entered into a Lease Agreement in the form attached hereto as Exhibit G.

7.11 PMG Stock Purchase Agreement. The transactions contemplated by the PMG Stock Purchase Agreement shall be consummated simultaneously with the Closing under this Agreement.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of the Parties;

(b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) business days after notice from Seller to Purchaser which describes the nature of such breach;

(c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after notice from Purchaser to Seller of a written notice which describes the nature of such breach;

(d) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Article 7 is or becomes impossible and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) Seller’s failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

(e) by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in Article 6 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with its obligations under this Agreement or (ii) Purchaser’s failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date);

(f) by Purchaser as provided in Section 4.8(b) hereof;

(g) by either Purchaser or Seller as provided in Section 1.14 hereof; or

(h) by either Purchaser or Seller if the Closing has not occurred (other than through the breach by the Party seeking to terminate this Agreement of its obligations under this Agreement) by August 31, 2005.

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8.2 Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, (a) all further obligations of the Parties under this Agreement shall terminate, except that the obligations in Sections 5.4 (Confidentiality), 12.4 (Governing Law), 12.8 (Confidentiality and Publicity), and 12.10 (Expenses and Attorneys’ Fees) shall survive, (b) each Party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.10, and (c) nothing shall prevent any Party hereto from pursuing any of its legal rights or remedies that may be granted to any such Party by law against any other Party to this Agreement.

ARTICLE 9

POST-CLOSING MATTERS

9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof, any asset or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the Parties’ mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its successors-in-interest, assigns or Affiliates) shall within five (5) business days following receipt be transferred, assigned or conveyed by Purchaser (and its successors-in-interest, assigns and Affiliates) to Seller at Purchaser’s cost. Purchaser (and its successors-in-interest, assigns and Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to, such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller.

9.2 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law or Section 10.5 of the Asset Purchase Agreement, dated as of August 10, 2000, between Seller and Tri Cities Health Services Corp. (the “Document Retention Period”), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including access to records of patients treated at the Hospital prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller’s Affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospital, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospital in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser’s intention no later than ninety (90) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such ninety (90) calendar day

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period. If Seller does not take possession of such documents during such ninety (90) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such ninety (90) calendar day period.

(b) Purchaser shall give its commercially reasonable cooperation to Seller, Seller’s Affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any Affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospital. Such cooperation shall include making the Hired Employees available at reasonable times for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In addition, Seller and Seller’s Affiliates shall be entitled to remove from the Hospital originals of any such records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller’s Affiliates in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Purchaser following Seller’s or its applicable Affiliate’s use of such records. Purchaser shall be entitled to require that such records be copied for Purchaser prior to their removal at Seller’s cost.

(c) In connection with (i) the transition of ownership and operation of the Hospital to Purchaser pursuant to the transaction contemplated by this Agreement, (ii) Seller’s rights to the Excluded Assets and (iii) Seller’s obligations under the Excluded Liabilities, Purchaser shall after the Effective Time give Seller, Seller’s Affiliates and their respective representatives access during normal business hours to Purchaser’s books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital as representatives of Seller and Seller’s Affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospital. The confidentiality obligations of Section 5.4 applicable to Purchaser shall apply to Seller with respect to its access to and use of Purchaser’s books and records pursuant to this Section, except that such obligations do not expire at Closing.

(d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospital prior to the Effective Time, all in such manner as to not interfere unreasonably with Seller’s business.

9.3 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Seller has not obtained a required consent to the assignment of a Material Contract to Purchaser which is intended to be assumed by Purchaser as an Assumed Obligation, or Purchaser is unable to enter into a new third party contract with respect to such Material Contract, until such consent is obtained or a new third party contract is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of such Material Contract only with respect to the Hospital and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller under such Material Contract or in connection therewith, limited to those

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obligations of the Hospital thereunder, but only to the extent that such action would not result in a material default under the applicable Material Contract and such obligation would have been an obligation of Purchaser had it received consent to the assignment of such Material Contract or had entered into a new third party contract on substantially similar terms as the applicable Material Contract.

9.4 Employee Matters.

(a) As of the Effective Time, Seller shall terminate all of its employees at the Hospital and Barboursville School, and, as of the Effective Time, Purchaser shall offer employment to all employees of Seller at the Hospital and Barboursville School at positions, salaries and wages consistent with the position, salaries and wages of each such employee while in the employ of Seller prior to the Effective Time. The term “Hired Employee” as used in this Agreement shall mean all employees of Seller who accept employment with Purchaser as of the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Purchaser with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. In respect of the Hired Employees employed by Purchaser, Purchaser shall provide such Hired Employees with employee benefits consistent with the benefits generally offered to similarly situated employees of Purchaser’s parent corporation, Horizon Health Corporation, and, to the extent such benefits are based, in whole or in part, on service with such employer, the Purchaser shall recognize the existing seniority and service with Seller of all such employees for benefits purposes and shall provide credit under such plans for purposes of determining eligibility and vesting and the rate of benefit accrual (but not actual benefit accrual); provided, however, that no such credit need be given in respect of any new plan commenced or participated in by the employer in which no prior service credit is given or recognized to or for other plan beneficiaries. Notwithstanding the foregoing, the employee benefit plans of the Purchaser shall include waiver of preexisting condition exclusions for Hired Employees and their dependents and recognize or provide credit for all deductibles paid by such Hired Employees during the current period while in the employ of Seller or the Hospital. Moreover, Purchaser shall honor and assume the liabilities with respect to each Hired Employee’s rights in respect of accrued paid time off and ESL. Any current or future plans created by Purchaser that provide for benefit and vesting service to Purchaser employees from their original date of hire shall include all vesting and benefit service credit as would be included by recognizing such Hired Employees original date of hire as recognized by Seller. The service credited under Purchaser’s welfare and other benefit plans will include all service credited under the welfare and other benefit plans of Seller and its Affiliates, respectively.

(b) Purchaser shall employee and retain for a period of ninety (90) days following the Closing Date such number of Hired Employees as shall be necessary to avoid any potential liability by Seller for a violation of the “WARN Act” attendant to Seller’s failure to notify such Hired Employees of a “mass layoff” or “plant closing” (as such terms are defined in the WARN Act) at the Hospital. Purchaser shall be liable and responsible for any notification required under the WARN Act (or under any similar state of local laws) and Purchaser shall indemnify and hold Seller harmless from and against any liability asserted against Seller under the WARN Act as a result of Purchaser’s failure to comply with the provisions of the WARN Act as of or after the Closing Date or Purchaser’s failure to comply with the provisions of this Section 9.4(b).

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9.5 Misdirected Payments, Etc. Seller and Purchaser covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Hospital must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Purchaser shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following the Effective Time, Purchaser suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Purchaser, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall promptly upon demand from Purchaser pay to Purchaser the amounts so billed or offset. In the event that, following the Effective Time, Seller suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Seller, relating to amounts owing under any such programs by Purchaser or any of its Affiliates, Purchaser shall promptly upon demand from Seller pay to Seller the amounts so billed or offset.

9.6 Termination Cost Reports. Seller shall file with Government Programs and third-party payors any cost reports relating to periods ending on or before the Effective Time or required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement (the “Seller Cost Reports”). All such Seller Cost Reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations. Seller shall provide Purchaser with a reasonable opportunity to review such reports before filing.

9.7 Certain Employee Matters. Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code Section 4980B and Treasury regulations thereunder and Part 6 of Title I of ERISA (“COBRA Coverage”) to any qualified beneficiaries under any Plan required to provide COBRA Coverage. Purchaser shall be responsible in accordance with the requirements of Code Section 4980B and Treasury regulations thereunder and Article 6 of Title I of ERISA to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which the Hospital’s employees become Hired Employees and who become qualified beneficiaries of a Purchaser health plan subject to COBRA Coverage.

9.8 Post-Closing Operations of the Hospital. Purchaser agrees to maintain its separate corporate existence until the Second Variable Payment Date. From the Closing Date through the Second Variable Payment Date, Purchaser shall not operate the Hospital in a manner inconsistent with commercially reasonable practices nor do anything in bad faith with the intent to decrease the EBITDA of the Hospital. Purchaser shall maintain working capital at a level sufficient to conduct the operations of the Hospital in a manner consistent with such operation as conducted on the Execution Date. Such covenant of Purchaser shall not prohibit Purchaser from ceasing

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operations at any facility constituting part of the Hospital if it would not be commercially reasonable to continue such operations. Purchaser shall also comply with those certain covenants set forth in Schedule 1.13 hereto.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively. All representations and warranties of Purchaser and Seller shall continue to be fully effective and enforceable following the Effective Time for two (2) years and shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such two (2) year period an outstanding notice of a claim made in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved. Notwithstanding the above, the representations and warranties contained in Sections 2.5, 2.7, 2.20 and 2.22 and the rights to indemnity set forth in Section 10.2 hereof with respect to such representations and warranties shall continue to be fully effective and enforceable for the respective statute of limitations applicable to any such claim .

10.2 Indemnification of Purchaser by Seller.

(a) Indemnification. Seller shall keep and save Purchaser and Purchaser’s officers, directors, employees, agents and other representatives forever harmless from and shall indemnify and defend Purchaser against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Seller under this Agreement or any documents delivered pursuant hereto, (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement or any documents delivered pursuant hereto, (iii) the Excluded Liabilities, (iv) the Excluded Assets, (v) all Taxes of Seller and its Subsidiaries incurred in or attributable to the period ending or deemed to end on or prior to the Closing Date (referred to herein as “Seller Tax Claims”), (vi) any professional liability claim arising out of the business operations of the Hospital prior to the Effective Time, (vii) Seller’s failure to comply with any applicable bulk sales law, (viii) any claim by a third party with respect to any act or omission of Seller in the operations of the Hospital, which claim has accrued, arisen, or come into existence at any time prior to the Effective Time, and (ix) any matter disclosed in Schedule 10.2(a). No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Purchaser.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify Purchaser under Section 10.2(a) and no claim under Section 10.2(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests within the Survival Period;

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(ii) to the extent that any Damages may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.2(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3;

(iv) for any Assumed Liabilities;

(v) to the extent related to a claim under Section 10.2(a)(i) or a claim under Section 10.2(a)(ii) for Seller’s breach of any covenant required to be performed or satisfied at or prior to Closing, accrue to Purchaser unless the liability of Seller in respect of any single claim or multiple claims in the aggregate exceeds One Hundred Fifty Thousand Dollars ($150,000) (a “Relevant Claim”), in which event Purchaser shall be entitled to seek indemnification for the total amount of the Relevant Claim(s); or

(vi) to the extent that Purchaser had actual knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Seller or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time.

(c) Damages Cap. Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed the aggregate Purchase Price paid by Purchaser to Seller.

10.3 Indemnification of Seller by Purchaser.

(a) Indemnification. Purchaser shall keep and save Seller and Seller’s officers, directors, managers, employees, agents and other representatives forever harmless from and shall indemnify and defend Seller against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement, (ii) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (iii) the Assumed Obligations, (iv) any professional liability claim arising out of the business operations of the Hospital on and after the Effective Time, and (v) any claim by a third party with respect to any act or omission of Purchaser in connection with the operation of the Hospital, which claim has accrued, arisen or come into existence at any time after the Effective Time. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than Seller or any Affiliate of Seller.

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(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under Section 10.3(a) and no claim under Section 10.3(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent that any Damages may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.3(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent related to a claim under Section 10.3(a)(i) or a claim under Section 10.3(a)(ii) for Purchaser’s breach of any covenant required to be performed or satisfied at or prior to Closing, but expressly not with respect to any payment due under Section 1.13 of this Agreement, accrue to Seller unless and only to the extent that the actual liability of Purchaser in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Seller shall be entitled to seek indemnification for the total amount of the Relevant Claim(s);

(iv) for any Excluded Liabilities; or

(v) to the extent that Seller had actual knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Purchaser or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time.

10.4 Method of Asserting Claims. All claims for indemnification under this Article 10 by any person entitled to indemnification (an “Indemnified Party”) under this Article 10 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a person other than Seller, Purchaser or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

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(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.4(a)(ii). Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party

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pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or

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to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

10.5 Right of Offset. In addition to any other rights provided under this Agreement, Purchaser shall be entitled to offset the amount of any indemnification claims against Seller that have been resolved on or before the First Variable Payment Date against Variable Payment A. Any claims that have been asserted on or before the First Variable Payment Date but are not resolved prior to the First Variable Payment Date may be offset against Variable Payment A if Purchaser shall deposit such withheld funds in an escrow account with a national bank to be held until receipt of joint disbursement directions signed by Seller and Purchaser or upon the resolution of such unresolved claims. Purchaser shall be entitled to offset the amount of any indemnification claims against Seller that have been resolved on or before the Second Variable Payment Date against Variable Payment B. Any claims that have been asserted on or before the Second Variable Payment Date but are not resolved prior to the Second Variable Payment Date may be offset against Variable Payment B if Purchaser shall deposit such withheld funds in an escrow account with a national bank to be held until receipt of joint disbursement directions signed by Seller and Purchaser or upon the resolution of such unresolved claims. The rights of offset described in this Section 10.5 shall not be the sole and exclusive remedy of Purchaser.

10.6 Exclusive Remedy. Other than claims for fraud or equitable relief (which claims are nevertheless subject to the time limitation set forth in Section 10.1), any claim for indemnification arising under this Agreement shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal in accordance with the provisions of this Article 10.

ARTICLE 11

TAX AND COST REPORT MATTERS

11.1 Tax Matters; Allocation of Purchase Price.

(a) After the Closing Date, the Parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities attributable to Seller with respect to the operation of the Hospital or ownership of the Assets for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The Parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting Party

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(for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(b) The Purchase Price (and the elements thereof) shall be allocated among the Assets in accordance with Schedule 11.1(b). Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state Tax purposes in accordance with such allocations, and not to take any position (whether in Tax returns, Tax audits, or other Tax proceedings), which is inconsistent with such allocations without the prior written consent of the other Party.

11.2 Cost Report Matters.

(a) Purchaser shall forward to Seller any and all correspondence relating to the Seller Cost Reports or rights to settlements and retroactive adjustments on Seller Cost Reports (“Agency Settlements”) within five (5) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller’s written approval. Purchaser shall remit any receipts relating to the Seller Cost Reports or the Agency Settlements within five (5) business days after receipt by Purchaser and will forward any demand for payments within five (5) business days. Purchaser (and its successors-in-interest, assigns and Affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including pursuant to the indemnification provisions of Section 10.2. Seller shall retain all rights to Seller Cost Reports including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and Seller Cost Reports.

(b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in regard to the preparation, filing, handling, and appeals of Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Hospital and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

12.2 Further Assurances and Cooperation. Each Party shall execute, acknowledge and deliver to the other Party any and all other assignments, consents, approvals, conveyances,

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assurances, documents and instruments reasonably requested by the other Party at any time and shall take any and all other actions reasonably requested by the other Party at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Purchaser, the Assets. After consummation of the transactions contemplated in this Agreement, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Purchaser, provided, however, that Horizon Health Corporation provides a replacement Guaranty in form and substance substantially similar to the Parent Guaranty provided herewith.

12.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of West Virginia as applied to contracts made and to be performed entirely within the State of West Virginia. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.

12.5 Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:	Mountain State Behavioral Health Services, LLC
c/o River Park Hospital
1230 6th Avenue
P.O. Box 1875
Huntington, West Virginia 25315-1835
Attention: Scott C. Stamm and Patrick D. Burrows
Facsimile No.: (304) 526-9140

With a copy to:	Giordano, Halleran & Ciesla, P.C.
U.S. Postal Service Address:
P.O. Box 190
Middletown, New Jersey 07748

or:

Hand Delivery and Overnight Service Address:
125 Half Mile Road
Red Bank, New Jersey 07701
Attention: Paul T. Colella and Patrick S. Convery
Facsimile No.: (732) 224-6599

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If to Purchaser:	HHC River Park, Inc.
c/o Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4060

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Facsimile No.: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Facsimile No.: (214) 651-4330

or at such other address for a Party as such Party may designate by notice hereunder to the other parties.

12.7 Headings. The section and other headings contained in this Agreement, the Disclosure Schedules, and the Exhibits to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, the Disclosure Schedules and Exhibits hereto.

12.8 Confidentiality and Publicity. The Parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each Party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other Parties; provided, however, each Party shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities as reasonably required or necessary. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such Party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any Party hereto who agree to be bound by the confidentiality provisions of this Agreement, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser; or (c) as otherwise required by applicable law. The rights of Seller under this Section 12.8 shall be in addition and not in substitution for the rights of Seller and Seller’s Affiliates under the Confidentiality Agreement between Seller and Purchaser dated December 7, 2004, which shall survive the Closing as provided therein.

ASSET PURCHASE AGREEMENT – Page 52

12.9 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person not a Party to this Agreement.

12.10 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each Party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The Parties expressly agree that the following shall be borne by Purchaser and Purchaser shall indemnify Seller against and hold Seller harmless from: (a) all costs of the Title Commitment and the Title Policy; (b) all costs of the Survey; and (c) all costs of the Environmental Survey. Seller and Purchaser shall each pay 50% of any sales or transfer Taxes and recording charges in connection with the conveyance of the Assets to Purchaser. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees.

12.11 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof but only by a written notice signed by the Party expressly waiving such term, covenant or condition. The subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

12.12 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

(Remainder of Page Intentionally Left Blank)

ASSET PURCHASE AGREEMENT – Page 53

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed and delivered as of the day and year first above written.

SELLER:		PURCHASER:

MOUNTAIN STATE BEHAVIORAL HEALTH SERVICES, LLC, a West Virginia limited liability company		HHC RIVER PARK, INC., a West Virginia corporation

By:	/s/ Scott C. Stamm	By:	/s/ David K. White
Name:	Scott C. Stamm	Name:	David K. White
Title:	Manager	Title:	Sr. Vice President

ASSET PURCHASE AGREEMENT – Page 54